PERSONAL AND CONFIDENTIAL

Scott Brown
Research & Technology

8 November 2006

Dear Scott,

Further to our recent discussions relating to the termination of your assignment in Japan and your return to the UK, I have outlined below the amendments to your terms and conditions.

It has been agreed that your overseas assignment to Japan will terminate effective 16 December 2006. At the time that your foreign assignment ends, you will stop receiving any premiums, allowances and/or differentials that are provided under CDT's Temporary Foreign Assignment. Effective 17 December 2006, you will revert to the terms and conditions of your contract of employment with CDT dated 11 March 2002.

1.1. BASE SALARY AND BENEFIT PROGRAMS

Your base salary will remain unchanged at GBP 164,743 per annum. Your salary will be administered according to UK salary and payroll guidelines. Your next salary review date will be 1 January 2008.

You and your family will continue to be covered under private health care (BUPA) and private dental plan providing you continue to meet all requirements of eligibility.

As agreed, upon your return to the UK, you can choose to contribute a lump sum, equivalent to 5% of your base salary earned during your overseas assignment, into the Personal Stakeholder Pension Plan. CDT will match this backdated contribution with a 5% company contribution, subject to the rules and regulations defining pension contributions in the UK.

You will be eligible to take 27 days vacation per year in line with the vacation policy of CDT Ltd.   In addition, you will be eligible for UK public holidays, rather than Japanese public holidays.

1.2. COMPLETION BONUS

Upon your return to the UK you will be paid an assignment bonus of GBP 41,667. This represents a pro-rated amount of the total potential bonus award of GBP 62,500, which would have been payable upon successful completion of the full 2 year overseas assignment in August 2007.

1.3. SPECIAL BONUS PLAN

On completion of the overseas assignment, as suitable alternative employment has been found for you with CDT in the UK, all shares due to you under the Special Bonus Plan will vest in accordance with the schedule outlined in our letter to you of 16 December 2004. No accelerated vesting will be allowable.

1.4. TAX POLICY RELATING TO ASSIGNMENTS

The company will reimburse usual and customary charges up to GBP 7,500 per full year for the cost of preparing all necessary income tax returns as they relate to foreign-service compensation during 2006.

This includes UK tax returns, and Japanese tax returns (if any), request for extensions of time to file, estimated tax payments, assistance with tax notices and audits, amended tax returns and tax planning services.

Please contact Michael Black in Finance to discuss any questions you may have with respect to taxation issues.

1.5. TEMPORARY LIVING

You should surrender the lease on the apartment you have in Tokyo and arrange for the return of any deposits to CDT as appropriate.

You should also arrange for the return of all leased furniture and the termination of all utilities, services and other contracts relating to the overseas assignment before your return to the UK.

1.6. MOVING, STORAGE OF PERSONAL GOODS, FURNISHINGS & APPLIANCE REIMBURSEMENT

CDT will pay up to GBP 6,250 towards the reasonable cost of shipping personal goods and furnishings by airfreight or ground/sea transportation. These costs should be claimed through the normal expense procedure and be supported by receipts.

This letter constitutes the entire agreement, arrangement and understanding between you and CDT and any of its subsidiaries or affiliates on the nature and terms of the termination of your foreign assignment with CDT and any of its subsidiaries or affiliates.

Please sign and date the original copy of the letter and return it to the attention of Emma Jones in the Human Resources Department. Please retain a copy for your records.

__/s/ Scott Brown_______________    ___November 21, 2006__________________
Scott Brown                                         Date

__/s/ David Fyfe________________    ___November 22, 2006__________________
David Fyfe                                        Date

___/s/ Emma Jones_______________    ____November 22, 2006_________________
Emma Jones                                        Date